Exhibit 99.1

Eleven Biotherapeutics Announces Additional Financing of $20 Million

Proceeds to Supplement Development of Potential Treatments of Moderate to Severe Dry Eye Disease,

Moderate to Severe Allergic Conjunctivitis and Diabetic Macular Edema

Cambridge, MA, November 25, 2014 – Eleven Biotherapeutics (NASDAQ: EBIO), a clinical-stage biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today announced that it has entered into a securities purchase agreement for the sale of $20 million of Eleven Biotherapeutics common stock and warrants in a private placement financing with a select group of investors.

The investment in Eleven consists of the sale and issuance of 1,743,680 shares of common stock at $11.47 per share, the closing bid price reported by NASDAQ on November 24, 2014, as well as the sale and issuance of warrants to purchase approximately 871,840 shares of common stock at an exercise price of $15 per share. The warrants will expire three years from the date of issuance. The transaction is expected to close on or about December 1, 2014, subject to the satisfaction of certain customary closing conditions. Citigroup Global Markets Inc., Cowen and Company, LLC, and Leerink Partners LLC acted as placement agents in connection with the offering.

The Company will receive aggregate gross proceeds of approximately $20 million. Funding from the financing will be used to further advance Eleven’s pipeline of protein therapeutics to treat diseases of the eye. Data from Eleven’s first pivotal Phase 3 clinical study for EBI-005 in patients with dry eye disease is expected in the second quarter of 2015.

“We believe this financing provides additional resources for the development of EBI-005 for treatment of moderate to severe dry eye disease and moderate to severe allergic conjunctivitis,” said Abbie Celniker, PhD, President and Chief Executive Officer. “We also look forward to advancing EBI-031, our novel IL-6 inhibitor for treatment of back of the eye diseases such as diabetic macular edema and uveitis, toward the clinic.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Eleven Biotherapeutics

Eleven Biotherapeutics, Inc. is a clinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. Eleven’s therapeutic approach is based on the role of cytokines in diseases of the eye, the company’s understanding of the structural biology of cytokines and the company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company’s therapeutic candidates, including expectations regarding timing of initiation of clinical trials, patient enrollment and availability of results, regulatory requirements for initiation of clinical trials and registration of product candidates, sufficiency of cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from ongoing clinical trials, whether results of early clinical trials will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the “Risk Factors” section of the Company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contact:

Leah Monteiro

Eleven Biotherapeutics

Leah.Monteiro@elevenbio.com

(617) 714-0619